EXHIBIT 99.1
F O R    I M M E D I A T E    R E L E A S E
October 15, 2007
APRIA HEALTHCARE SIGNS DEFINITIVE AGREEMENT
TO ACQUIRE CORAM, INC.
•	Acquisition significantly expands Apria’s national infusion footprint and adds broad network of ambulatory infusion suites to Apria’s existing service offering

•	Adds strength in fast-growing specialty pharmacy services segment

•	Expands managed care service capabilities; diversifies payor and product mix

•	Creates the premier specialty infusion services provider
     LAKE FOREST, CA...October 15, 2007...Apria Healthcare Group Inc. (“Apria Healthcare” or “Apria”) (NYSE:AHG) and Coram, Inc. (“Coram”), a privately-held national provider of home infusion and specialty pharmaceutical services, jointly announced today that they have entered into a definitive merger agreement whereby Apria will acquire Coram. Under the terms of the agreement, Apria will acquire all the outstanding shares of Coram for a cash price of $350 million. The transaction is conditioned upon obtaining customary governmental and regulatory approvals and other standard closing conditions. Apria anticipates closing the acquisition as soon as possible after satisfaction of the closing conditions, which could occur as early as mid-November.
     The acquisition will expand Apria’s service offering by creating the leading, nationwide home infusion provider. The two organizations care for more than 100,000 patients annually and together are licensed to serve patients in all 50 states. The transaction also enables Apria to immediately enter the large and rapidly-growing specialty pharmaceutical market, while expanding existing managed care relationships associated with its respiratory/home medical equipment business.
     “This is a transformative event for Apria Healthcare,” said Lawrence M. Higby, Chief Executive Officer of Apria Healthcare. “The transaction supports our strategy of diversifying our service offering by adding and expanding complementary product lines that fit well with our core competencies. In addition, this expansion makes Apria significantly less reliant on government reimbursement policies, since government payors will represent a smaller percentage of our overall business. As a leading provider in the home infusion industry, Coram has long been known for its patient care-focused reputation, clinical leadership and innovative programs which benefit patients, manufacturers, physicians and payors alike. We believe the combination will enable us to serve our combined patient and customer base even better.”
     Headquartered in Denver, Colorado with approximately 2,100 employees nationwide, Coram provides a comprehensive range of home infusion therapies to more than 65,000 patients through a network of more than 70 home infusion branches across the country and 50 company-owned and operated ambulatory infusion suites.
     The company has a large presence in the blood derivative market including Aralast®, intravenous immune globulin (IVIG) and clotting factor for Hemophilia. In addition, CoramRx® provides specialty pharmaceuticals, drug delivery and clinical management services to patients with chronic or rare conditions. The division provides injectable, infused and oral medications to patients and physician offices nationwide, supporting both major medical and pharmacy benefit programs.

     Coram Chairman, President & Chief Executive Officer, John J. Arlotta, and the company’s management team will continue to lead Coram’s operations after the merger and coordinate the integration of the two companies’ infusion businesses.
     In commenting on the transaction, Mr. Arlotta stated, “Coram has always been dedicated to serving patients and customers with the highest level of clinical quality and responsiveness. The combined company will further enhance our reputation for clinical excellence and also be able to deliver additional cost efficiencies that payors are looking for. I am very pleased that Coram and Apria will join forces to continue offering a high level of care through a combined branch network that includes more than 50 ambulatory infusion suites, 1,100 clinicians and more than 275 sales professionals nationwide.”
     In conclusion, Mr. Higby said, “With more than 400 new infusion or injectable drugs in manufacturers’ pipelines — over half of which are expected to be released by 2010 — we believe that the future of the specialty infusion business will be strong. We look forward to welcoming the Coram patients, employees and customers to Apria and realizing the combined strengths of the two businesses by offering patients the most clinically-advanced infusion and specialty pharmacy therapies and services in the country.”
     Apria expects Coram to generate approximately $500 million of revenue in 2008. Apria estimates that the transaction will be dilutive to net after-tax earnings by approximately $3.5 to $5.5 million in 2008, and accretive to 2009 net after-tax earnings by approximately $5.0 to $6.0 million.
     Apria Healthcare was advised on the transaction by Credit Suisse Securities (USA) LLC, and Coram was advised by MTS Health Partners, L.P.

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     Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 500 locations in the United States. With over $1.5 billion in annual revenues, it is one of the nation’s leading home healthcare companies. For more information, visit www.apria.com.
     Coram is a leading provider of home infusion and specialty pharmaceutical distribution services with more than 70 branch locations, 50 ambulatory infusion suites and centralized pharmacy distribution services to patients in all 50 states. For more information, visit www.coramhealthcare.com.
     This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.
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